FOR IMMEDIATE RELEASE

Concurrent Computer Corporation Announces
Second Quarter Fiscal Year 2008 Financial Results

 Gross Margins and Revenue Continue to Improve!

ATLANTA, Georgia, January 25, 2008 – Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced its results for the second quarter of its fiscal year ended June 30, 2008.

Second Quarter Results:
In the second quarter of fiscal 2008, company-wide revenue aggregated $17.6 million compared to $16.3 million in the first quarter of fiscal 2008, an increase of 8% over the first quarter of fiscal 2008 and an increase of 3% over the second quarter of fiscal 2007.  Revenue from Concurrent’s on-demand product line totaled $9.4 million for the second quarter of fiscal 2008 compared to $10.0 million in the first quarter of fiscal 2008, a decrease of 5%.  Revenue from the Company’s real-time product line totaled $8.2 million for the second quarter of fiscal 2008 compared to $6.3 million in the first quarter of fiscal 2008, an increase of 29%.  The variability in quarter to quarter revenue is due to the timing of large customer orders within each fiscal year.

Consolidated gross margins increased for the second consecutive quarter to 54% compared to 53% in the first quarter of fiscal 2008.  The operating loss also improved to ($847,000) in the second quarter of fiscal 2008 from an operating loss of ($1.8 million) in the first quarter of fiscal 2008.  Net loss in the second quarter of fiscal 2008, which includes depreciation and amortization of approximately $1.0 million and share-based compensation of $339,000, was ($769,000), or ($0.01) per basic and diluted share, compared to a net income of $1.7 million, or $0.02 per basic and diluted share, in the first quarter of fiscal 2008.  Net income in the first quarter of fiscal 2008 included approximately $3.3 million in net proceeds from the settlement of two legal matters in that quarter.

Cash at December 31, 2007 totaled $23.1 million compared to $20.4 million at the end of fiscal 2007, an increase of $2.7 million.  The increase was primarily the result of the $3.3 million in net proceeds from legal settlements in the first quarter of fiscal 2008.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

“Given the typical challenges of a calendar year end quarter, I am pleased that we were able to improve revenues and gross margins.  On revenue of $17.6 million, we had an operating loss of $847,000, our lowest operating loss in over 2 years, which includes over $1.3 million in non-cash items,” said Gary Trimm, Concurrent president and chief executive officer.  He added, “We have an improved operating model now and we will continue efforts to achieve even more efficiency.  Revenue growth is the top priority.  We are adding sales and marketing resources in our traditional business areas and in new initiatives such as the StorageMaster product line announced yesterday.  The growth in our Real-Time business this quarter is evidence that this effort is working. We believe the VOD market will be strong in 2008 and that our industry leading MediaHawk 4500 system will continue to capture a significant share of the opportunities.   In VOD particularly we see a trend toward larger projects similar to our recent wins at Cox in Arizona and Brighthouse in Tampa and Orlando. This could make quarterly revenues highly variable, but we believe the last half our fiscal year will be stronger.”

Concurrent Computer Corporation will hold a conference call to discuss these results on Friday, January 25, 2008 at 10:00 a.m. E.S.T., which will be broadcast live over the Internet on the company’s web page at www.ccur.com, Investor Relations page.

About Concurrent
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For 40 years Concurrent’s best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television.  Concurrent’s on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, measure the effectiveness of interactive television.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 24 countries.  Concurrent’s products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com .

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  Examples of forward looking statements in this press release include, without limitation, our expectations with regard to our Real-Time business, our MediaHawk 4500 system and our fiscal year 2008 results.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied;  delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of on-demand products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new on-demand and real-time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; the possible delisting of our shares of common stock from the Nasdaq Global Market; privacy issues regarding data collection; the success of our relationship with Alcatel and Novell; and the availability of debt or equity financing to support our liquidity needs if cash flow does not improve.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on August 31, 2007 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and it’s logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.

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Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA  30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199.  Readers can also access information through the company's Web site at www.ccur.com.

For More Information Contact:
Concurrent • Kirk Somers • Executive Vice President • (678) 258-4000

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Product	$9,964	$11,685	$19,732	$21,017
Service	7,614	5,449	14,101	10,898
Total revenues	17,578	17,134	33,833	31,915

Cost of sales:
Product	5,309	6,998	10,362	12,186
Service	2,810	2,721	5,457	5,360
Total cost of sales	8,119	9,719	15,819	17,546

Gross margin	9,459	7,415	18,014	14,369

Operating expenses:
Sales and marketing	3,721	4,133	7,514	8,446
Research and development	4,019	4,107	8,231	8,759
General and administrative	2,566	2,502	4,913	5,245
Total operating expenses	10,306	10,742	20,658	22,450

Operating income	(847)	(3,327)	(2,644)	(8,081)

Other income (expense), net	199	(271)	3,794	(151)
Income (loss) before income taxes	(648)	(3,598)	1,150	(8,232)

Provision (benefit) for income taxes	121	(67)	175	151
		218
Net income (loss)	$(769)	$(3,531)	$975	$(8,383)

Basic net income (loss) per share	$(0.01)	$(0.05)	$0.01	$(0.12)

Diluted net income (loss) per share	$(0.01)	$(0.05)	$0.01	$(0.12)

Basic weighted average shares outstanding	83,025	71,600	82,975	71,567

Diluted weighted average shares outstanding	83,025	71,600	83,108	71,567

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31,	September 30,	June 30,
	2007	2007	2007
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$23,058	$26,085	$20,416
Trade accounts receivable, net	14,975	15,674	20,987
Inventories	2,815	3,271	3,457
Prepaid expenses and other current assets	1,001	1,255	934
Total current assets	41,849	46,285	45,794

Property, plant and equipment, net	3,593	3,730	4,303
Intangible assets, net	7,155	7,427	7,699
Goodwill	15,560	15,560	15,560
Other long-term assets	755	764	777
Total assets	$68,912	$73,766	$74,133

LIABILITIES
Accounts payable and accrued expenses	$10,343	$12,506	$15,566
Deferred revenue	6,371	8,656	7,996
Total current liabilities	16,714	21,162	23,562

Long-term deferred revenue	954	1,081	1,053
Revolving bank line of credit	686	686	1,077
Other long-term liabilities	2,400	2,328	1,846
Total liabilities	20,754	25,257	27,538

STOCKHOLDERS' EQUITY
Common stock	831	830	829
Additional paid-in capital	203,304	202,978	202,819
Accumulated deficit	(157,072)	(156,303)	(157,971)
Treasury stock, at cost	-	(31)	(3)
Accumulated other comprehensive income (loss)	1,095	1,035	921
Total stockholders' equity	48,158	48,509	46,595
Total liabilities and stockholders' equity	$68,912	$73,766	$74,133